Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

SIXTH STREET SPECIALTY LENDING, INC.

Sixth Street Specialty Lending, Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on July 21, 2010 (under the name TPG Specialty Lending, Inc.), hereby certifies that this Restated Certificate of Incorporation, restating and integrating, but not further amending, its Certificate of Incorporation, was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation of Sixth Street Specialty Lending, Inc. is hereby integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Sixth Street Specialty Lending, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, DE 19807. The name of the registered agent of the Corporation at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 500,000,000 shares, consisting of 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(A) Common Stock. Except as (i) otherwise required by laws of the State of Delaware or (ii) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. The shares of Common Stock shall be entitled only to the preemptive rights set forth in paragraph (A)(4) of this Article IV.

(1) Dividends. Subject to the provisions of the laws of the State of Delaware, and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Holders of shares of Common Stock may participate in the Corporation’s dividend reinvestment plan.

(2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each record holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation for the election of directors and on matters submitted to a vote of stockholders of the Corporation. Except as provided with respect to any other class or series of capital stock of the Corporation hereafter classified or reclassified, the exclusive voting power for all purposes shall solely be vested with the holders of Common Stock. There shall be no cumulative voting.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock, upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(4) Preemptive Rights. Prior to any underwritten initial public offering of the Corporation’s Common Stock registered under the U.S. Securities Act of 1933, as amended, that may occur (an “IPO”), each share of Common Stock of the Corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of Preferred Stock of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of Preferred Stock of the Corporation or for the purchase of any shares of stocks, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of Preferred Stock of the Corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares of stock, rights, options, bonds, securities or obligations of the Corporation may be issued, reissued, transferred, or granted by the

Board of Directors, as the case may be, to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine.

(B) Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series without stockholder approval. The Board of Directors has discretion to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations, or restrictions thereof.

(C) Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE V

[Reserved]

ARTICLE VI

BOARD OF DIRECTORS

(A) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by laws of the State of Delaware or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(B) Number of Directors. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). A majority of the directors shall be “independent” directors under applicable law and the rules of the relevant stock exchange on which the Common Stock is listed. Additionally, so long as the Corporation operates as a business development company, a majority of the Corporation’s directors will not be “interested persons” of either the Corporation, the Corporation’s investment adviser (TSL Advisers, LLC, and hereinafter, the “Adviser”), or any of their respective affiliates (as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “1940 Act”)).

(C) Classified Board. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible and no class shall include less than one director. The term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2012; that of Class II shall expire at the annual meeting in 2013; and that of Class III shall expire at the annual meeting in 2014; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, beginning with the annual meeting of stockholders in 2012, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of election.

(D) Newly-Created Directorships and Vacancies. The Board of Directors is expressly authorized to change the number of directors in any or all of the classes without the consent of the stockholders. Newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and has qualified.

(E) Removal of Directors. Upon and following the Corporation’s receipt of payment for any of its stock, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of 75% of the holders of the Corporation’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.

(F) Written Ballot Not Required. Elections of directors need not be by written ballot unless the Bylaws shall otherwise provide.

(G) Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, upon the affirmative vote of at least 75% of the Corporation’s directors then in office. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, once the Corporation has received payment for any of its stock, the Corporation’s stockholders shall have the power to adopt, amend or repeal the Corporation’s Bylaws, upon the affirmative vote of 75% of the Corporation’s stockholders entitled to vote on any matter.

(H) Modification/Waiver of Operating Policies and Strategies. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Board of Directors shall have the authority to modify or waive the Corporation’s operating policies and strategies without prior notice (except as required by the 1940 Act) and without stockholder approval. However, absent stockholder approval, the Board of Directors shall not change the nature of the Corporation’s business so as to cease to be, or withdraw the Corporation’s election as, a business development company.

ARTICLE VII

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve willful misconduct, gross negligence, bad faith, reckless disregard or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Notwithstanding the foregoing and Article VIII, for so long as the Corporation is registered or regulated under the 1940 Act, neither this Certificate of Incorporation nor the Bylaws of the Corporation shall limit the liability of, or permit the indemnification of, any Indemnitee (as defined in Article VIII below) for actions or matters for which such limitation or indemnification would be prohibited by the 1940 Act or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder.

ARTICLE VIII

INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he/she:

(i) is or was an officer, director, or other corporate agent of the Adviser or its affiliates, including without limitation the Administrator (as defined in the Administration Agreement between TPG Specialty Lending, Inc. and TSL Advisers, LLC, as amended from time to time), or is or was a member of the Adviser’s Investment Review Committee (as defined in the Investment Advisory and Management Agreement between TPG Specialty Lending, Inc. and TSL Advisers, LLC, as amended from time to time);

(ii) is or was a director or officer of the Corporation, or is or was serving on behalf of the Corporation as a director or officer of another corporation (including but not limited to any subsidiary of the Corporation), partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such entity, a “Portfolio Company”); or

(iii) is or was serving as an employee or agent of the Corporation to whom the Corporation has granted indemnification rights

(each such person hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other applicable official capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith. Subject to applicable law, such indemnification shall continue as to a person who has ceased to be:

(i) an officer, director, or other corporate agent of the Adviser or its affiliates, or a member of the Adviser’s Investment Review Committee;

(ii) a director or officer of the Corporation, or a person serving on behalf of the Corporation as a director or officer of a Portfolio Company; or

(iii) an employee or agent of the Corporation to whom the Corporation has granted indemnification rights and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation, or an employee or agent of a subsidiary of the Corporation to whom the Corporation has granted indemnification rights, shall be deemed to be serving, or have served, on behalf of the Corporation. Notwithstanding the foregoing, indemnification under this Article VIII shall not be available (x) if the Indemnitee did not act in good faith with the reasonable belief that its conduct was in, or not opposed to, the best interest of the Corporation, or if the Indemnitee’s conduct constituted gross negligence, bad faith, reckless disregard, or willful misconduct or (y) in respect of liabilities of any Indemnitee (i) in such person’s capacity as an officer, director, partner, employee or agent of any Portfolio Company in which the Corporation no longer holds an investment, to the extent such liabilities solely relate to the period after which the Corporation has sold or otherwise disposed of such investment, unless such Indemnitee was acting during such period on behalf of the Corporation, or (ii) that relate solely to a dispute among the Adviser, the Administrator, their principals, members, employees and their respective Affiliates (other than the Corporation or any person in which the Corporation holds an investment).

(A) Procedure. Any indemnification (but not advancement of expenses) under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein. Such determination shall be made (i) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (iii) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (iv) by a majority of the stockholders.

(B) Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VIII; provided, however, that the Corporation shall not advance any such expenses incurred by an Indemnitee in an action, suit or proceeding brought against such Indemnitee by holders of a majority of the shares the Corporation’s Common Stock then outstanding. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any Proceeding, whether or not the Corporation is a party to such Proceeding.

(C) Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article VIII shall be made promptly, and in any event within 30 days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VIII). The right to indemnification or advances as granted by this Article VIII shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article VIII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth herein, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation or the Adviser.

The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be secondary to any indemnification or advancement of expenses to which such Indemnitee may be entitled from such other entity or enterprise and shall be reduced by any amount such Indemnitee actually collects as indemnification or advancement of expenses from such other entity or enterprise. Notwithstanding the foregoing, to the extent that the Corporation has the obligation to indemnify or advance expenses to any Indemnitee who is serving as an officer, director, or other corporate agent of the Adviser or its affiliates, or a member of the Adviser’s Investment Review Committee, such obligation shall be primary to any indemnification or advancement of expenses to which such Indemnitee may be entitled from the Adviser.

Subject to applicable law, all rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each Indemnitee, at any time while this Article VIII is in effect.

(E) Insurance. Subject to applicable law, the Corporation shall have power to purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against him or her and incurred by him or her or on his/her behalf while serving, or after having agreed to serve, in any of the positions articulated in connection with the definition of “Indemnitee” above, against any liability asserted against him or her and incurred by him or her or on his/her behalf in any such position, or arising out of any such position, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.

(F) Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

(G) Additional Indemnification Rights. The Corporation may, to the fullest extent permitted by law, grant rights to indemnification, exculpation and the advancement of expenses to any employee or agent of the Corporation, and to any other person, in each case to the extent permitted by applicable law, consistent with the provisions of this Article VIII and as set forth in the Bylaws or in a written contract between the Corporation and the relevant person.

(H) Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII, or any repeal or modification of relevant provisions of the DGCL or any other applicable laws, shall not adversely affect, or diminish in any way, any right or protection of any Indemnitee existing at the time of such repeal or modification (and which rights and protections shall be deemed vested hereunder), and all such persons shall be Indemnitees hereunder.

ARTICLE IX

CERTAIN TRANSACTIONS

(A) General. Notwithstanding any other provision of this Certificate of Incorporation and subject to the exceptions provided in paragraph (D) of this Article IX, following any IPO of the Corporation the types of transactions described in paragraph (C) of this Article IX shall require the affirmative vote or consent of a majority of the directors of the Corporation then in office followed by the affirmative vote of the holders of not less than 75% of the shares of Common Stock outstanding when a Principal Shareholder (as defined in paragraph (B) of this Article IX) is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the stockholders otherwise required by law or by the terms of any class of Preferred Stock, whether now or hereafter authorized, or any agreement between the Corporation and any national securities exchange.

(B) Definitions. The term “Principal Shareholder” shall mean any corporation, person (which for all purposes of this Article IX shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of Common Stock of the Corporation and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Shareholder. For the purposes of this Article IX, in addition to the shares which a corporation, person or other entity beneficially owns directly, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Corporation) or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or entity with which its

“affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and (b) the outstanding shares shall include shares deemed owned through application of clauses (i) and (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(C) Relevant Transactions. This Article IX shall apply to the following transactions:

(i) The merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Principal Shareholder;

(ii) The issuance of any securities of the Corporation to any Principal Shareholder for cash (other than pursuant to (x) any automatic dividend reinvestment plan, (y) the exercise of any preemptive rights granted herein or (z)

any subscription agreement by and among the Corporation, the Adviser and such Principal Shareholder entered into prior to any IPO of the Corporation);

(iii) The sale, lease or exchange of all or any substantial part of the assets of the Corporation to any Principal Shareholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Corporation, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period); and

(iv) The sale, lease or exchange to the Corporation or any subsidiary thereof, in exchange for securities of the Corporation, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Corporation, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(D) Certain Exceptions. The provisions of this Article IX shall not be applicable to (i) any of the transactions described in paragraph (C) of this Article IX if 80% of the directors of the Corporation shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, in which case approval by a “majority of the outstanding voting securities,” as such term is defined in the 1940 Act, of the Corporation shall be the only vote of stockholders required by this Article IX, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(E) The Board of Directors shall have the power and duty to determine for the purposes of this Article IX on the basis of information known to the Corporation whether (i) a corporation, person or entity beneficially owns any particular percentage of the outstanding Common Stock of the Corporation, (ii) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Corporation or any subsidiary thereof constitute a substantial part of the assets of the Corporation and have an aggregate fair market value of less than 5% of the total assets of the Corporation, and (iv) the memorandum of understanding referred to in paragraph (D) of this Article IX is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article IX.

ARTICLE X

CERTAIN CORPORATE EVENTS

Following any IPO of the Corporation, the conversion of the Corporation from a business development company to an open-end investment company, the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as described in this Certificate of Incorporation or the amendment of this Article X shall require the approval of (i) the holders of at least 80% of the then outstanding Common Stock of the Corporation or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of at least 75% of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Article X, a “continuing director” is a director who (i) (A) has been a director of the corporation for at least twelve months and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation or (ii) (A) is a successor to a continuing director, (B) who was appointed to the Board of Directors by at least a majority of the continuing directors and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders or others hereunder are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of the holders of at least 75% of the shares of the Corporation’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class shall be required to amend or repeal any provision of Articles VI, VII, VIII, IX or XI of this Certificate of Incorporation.

ARTICLE XII

TERMINATION; LIQUIDATION

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, if, prior to any IPO of the Common Stock that may occur, the Corporation’s Board of Directors determines that there has been a significant adverse change in the regulatory or tax treatment of the Corporation or its stockholders that in its judgment makes it inadvisable for the Corporation to continue in its present form, then the Board of Directors shall endeavor to restructure or change the form of the Corporation to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole or, if the Board of Directors determines it appropriate (and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act), (i) wind down and/or liquidate and dissolve the Corporation, or (ii) amend this Certificate of Incorporation as necessary to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, if the Corporation has not consummated the IPO within six (6) years following the date of the closing of the initial stockholder investment in the Corporation, then the Corporation’s Board of Directors (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) shall use its best efforts to wind down and/or liquidate and dissolve the Corporation.

* * *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates the provisions of the Certificate of Incorporation of the Corporation and which has been duly adopted in accordance with the provisions of Section 245 of the DGCL, has been executed by the undersigned on June 15, 2020.

SIXTH STREET SPECIALTY LENDING, INC.

/s/ Kenneth Burke
By:	Kenneth Burke
Chief Compliance Officer, Vice President and Secretary